Exhibit 10.1

LIVESTOCK PRODUCTS AGREEMENT

This Agreement effective as of January 1, 2006 is made by and between Pfizer Inc., 812 Springdale Drive, Exton, PA 19341 (“Pfizer”) and MWI Veterinary Supply Co., 2201 North 20th Street, Nampa, ID 83687 (“MWI”).

WHEREAS, MWI is in the business of buying and selling animal health products and servicing customers for those products, and

WHEREAS MWI and Pfizer wish to set forth the terms of their relationship related to the purchase and supply of such products,

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereby agree as follows:

1.            (a) Pfizer will continue to promote its products to certain select customers in the livestock field.  The parties agree that each time a customer from the list of customers approved by Pfizer enters into an annual volume agreement with Pfizer (such customers referred to as “PARTICIPATING CUSTOMERS”) and selects MWI as their supplier and to service that customers account, Pfizer shall send to MWI Pfizer Suggested Price List which shall specify the Pfizer cattle, dairy and multi-species products (listed on Schedule A hereto) and suggested resale prices which are the subject of an agreement between Pfizer and such PARTICIPATING CUSTOMERS (hereafter a “SUGGESTED PRICE LIST”).  Each such SUGGESTED PRICE LIST shall be incorporated into and become part of this Agreement.

(b) Certain SELECT SWINE PRODUCERS (as listed on Schedule B), who are not PARTICIPATING CUSTOMERS may purchase any of the Pfizer SWINE PRODUCTS (as listed on Schedule C hereto) from MWI.  MWI will not be eligible for payment of the RSA under paragraph 5 (a) hereof for such sales.  Pfizer will pay MWI, on a monthly basis, five percent (5%) of MWI’s sales out of SWINE PRODUCTS to SELECT SWINE PRODUCERS as a logistics fee. Final pricing to such SELECT SWINE PRODUCERS of SWINE PRODUCTS and any other fees, charges, rebates or credits between MWI and a SELECT SWINE PRODUCER shall be agreed between MWI and the producer.  In the event MWI’s negotiated price to the SELECT SWINE PRODUCER is less than MWI’s cost from Pfizer for the SWINE PRODUCTS involved, Pfizer will reimburse MWI for the difference in price up to a maximum amount equal to the difference between MWI’s cost from Pfizer for such products and the Pfizer Suggested Resale Price for such products for the specific account.  No sales by MWI to SELECT SWINE PRODUCERS of SWINE PRODUCTS shall count towards MWI’s achievement of any quarterly or year end rebates or incentives provided for in Schedule D hereto.  Pfizer shall not be obligated to pay MWI either an RSA payment or the 5% logistics fee provided for in this paragraph for sales of any Pfizer product, including SWINE PRODUCTS made directly by Pfizer to SELECT SWINE PRODUCERS and such sales shall not count towards MWI’s achievement of any quarterly or year end rebates or incentives provided for in Schedule D hereto.

(c) Certain SELECT SWINE VETERINARIANS (as listed on Schedule E), who are not PARTICIPATING CUSTOMERS may purchase any of the Pfizer SWINE PRODUCTS (as listed on Schedule C hereto) from MWI.  MWI will not be eligible for payment of the RSA under paragraph 5 (a) hereof for such sales.  Pfizer will pay MWI, on a monthly basis, (i) five percent (5%) of MWI’s sales out of all SWINE PRODUCTS which are listed on Schedule C that are swine only products and, (ii) nine percent (9%) of MWI’s sales out of Excede™ and those SWINE PRODUCTS listed on Schedule C that are multi-species products to SELECT SWINE VETERINARIANS as a logistics fee.  Final pricing to such SELECT SWINE VETERINARIANS of SWINE PRODUCTS and any other fees, charges, rebates or credits between MWI and a SELECT SWINE VETERINARIAN shall be agreed between MWI and the producer.  In the event MWI’s negotiated price to the SELECT SWINE VETERINARIAN is less than MWI’s cost from Pfizer for the SWINE PRODUCTS involved, Pfizer will reimburse MWI for the difference in price up to a maximum amount equal to the difference between MWI’s cost from Pfizer for such products and the Pfizer Suggested Resale Price for such products for the specific account.  No sales by MWI to SELECT SWINE VETERINARIANS of SWINE PRODUCTS shall count towards MWI’s achievement of any quarterly or year end rebates or incentives provided for in Schedule D hereto.  Pfizer shall not be obligated to pay MWI either an RSA payment or the 5% logistics fee provided for in this paragraph for sales of any Pfizer product, including SWINE PRODUCTS made directly by Pfizer to SELECT SWINE VETERINARIANS and such sales shall not count towards MWI’s achievement of any quarterly or year end rebates or incentives provided for in Schedule D hereto.

(d)  MWI shall not be entitled to receive the 5% logistics fee payment provided for in paragraphs 1 (b) and (c) above for sales of any Pfizer product to PARTICIPATING CUSTOMERS.

(e)  Other than as provided for specifically in paragraphs 1 (b) and (c), sales by MWI of any SWINE BIOLOGICAL PRODUCTS to any customer or PARTICIPATING CUSTOMER are not eligible for any payment from Pfizer to MWI under any circumstances.  All sales by MWI of SWINE BIOLOGICAL PRODUCTS shall be on a buy/sell basis and all terms and conditions are to be negotiated between MWI and its customers.  MWI shall not be entitled to payment of any RSA payments under paragraph 5 (a) for any sales of SWINE BIOLOGICAL PRODUCTS.

(f)  Pfizer reserves the right to add or delete producers and/or veterinarians from Schedules B and E at any time in Pfizer’s sole discretion.  Pfizer will provide notice to MWI of any changes.

2.             (a) MWI agrees to purchase from Pfizer, at credit terms agreed to between the parties and as may be further set forth on Pfizer’s invoices, products sufficient to fulfill demand from all customers to whom MWI will sell products in the quantities desired by the customers.  MWI agrees to make purchases from Pfizer in accordance with the timing set forth in Appendix I hereto.

(b)  MWI agrees to maintain inventory equal to thirty (30) days Demand. For purposes of this Agreement “Demand” shall mean 12 running months of sales out by MWI divided by 365 times 30.

(c)  MWI agrees that all sales of Pfizer cattle, dairy and multi-species products from MWI to a PARTICIPATING CUSTOMER shall reflect the specific prices for each product provided for in that PARTICIPATING CUSTOMERS most recent SUGGESTED PRICE LIST. In the event that the price listed on a PARTICIPATING CUSTOMERS most recent SUGGESTED PRICE LIST for any particular product is lower (at the time of consummation of a sale of such particular products between MWI and that PARTICIPATING CUSTOMER) than the price paid by MWI to Pfizer for such product, Pfizer agrees to credit MWI’s account for the amount of such difference. MWI agrees to pay Pfizer for its products on a timely basis.

3.             Nothing herein contained shall create or be deemed to create any relationship between the parties other than as specifically provided for herein. No employment, partnership, specific or general agency relationship shall exist unless specifically provided for in writing between the parties. MWI shall not represent, directly or indirectly, expressly or by implication, that any such relationships exist and/or that MWI has any authority except as set forth in this Agreement.

4.             MWI shall use its best efforts to provide appropriate service to the customers to whom MWI will sell hereunder. MWI shall:

(a)  Store its inventory of Pfizer products under conditions (including refrigeration where appropriate) that will ensure that such products retain their potency, purity, quality, and identity;

(b)  Provide to Pfizer your Health Industry Number, Customer Health Industry Number, Pfizer product number, transaction date, number of units and price with respect to each sale of product on a monthly basis, in such amounts and format as Pfizer may require, by means of EDI. This information should be sent to Pfizer at 812 Springdale Drive, Exton, PA 19341, Attn. Sales Support Department. At year end all available data should be reported to Covansys by December 22, 2006;

(c)  Establish any service fee or other charge or discount to any customer including PARTICIPATING CUSTOMERS for Pfizer products independently and at its sole discretion;

(d)  Provide regularly scheduled delivery service to its customers, use its best efforts to anticipate its customers’ requirements for Pfizer products, and maintain adequate stocks of Pfizer products to meet its customers’ demands. In the event Pfizer delivers any product order to a

PARTICIPATING CUSTOMERS (drop ships) no consideration shall be payable to MWI for that order under paragraph 5 below;

(e)  MWI agrees that credit limits established by Pfizer shall be subject to change by Pfizer in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits;

(f)  Invoice customers in an accurate and timely manner;

(g)  Refer to that PARTICIPATING CUSTOMERS SUGGESTED PRICE LIST on each invoice for Pfizer cattle, dairy and multi-species products;

(h)  Take no action, whether or not identified above, that would harm the goodwill or name of Pfizer, or damage the interests of Pfizer or the Pfizer products.

(I)  Make payment to Pfizer for all products purchased from Pfizer net 60 days.

(j)  Provide to Pfizer by the close of business on the last business day of each Pfizer Accounting Period (as set forth in Schedule F hereto) an inventory report covering all inventory purchased from Pfizer and setting forth in dollars at MWI’s acquisition cost from Pfizer the amount of inventory by species. MWI agrees that Pfizer shall have the right to audit inventory in the possession of MWI to confirm compliance with this paragraph 4 (j) and to confirm the accuracy of the data contained in the report;

(k)  MWI and PFIZER agree that MWI shall not be entitled to any payment or rebates under Schedule D for sales to customers at the close of any fiscal or calendar quarter or at the end of any fiscal or calendar year that do not comply with Pfizer’s Revenue Recognition Guidelines for reporting of sales and income in appropriate fiscal periods. All determinations of the appropriateness of sales by MWI shall be in Pfizer’s discretion.

In addition to the obligations set forth above related to PARTICIPATING CUSTOMERS, MWI agrees as to all customers to undertake with Pfizer those efforts set forth in Appendix II hereto.

5.             In consideration of MWI undertaking the obligations set forth herein related to PARTICIPATING CUSTOMERS, Pfizer agrees to pay to MWI the following service fees on sales to PARTICIPATING CUSTOMERS;

(a)  a Revenue Sharing Allowance (RSA) paid at a rate of (i) 9% on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are producers, (ii) a Revenue Sharing Allowance (RSA) paid at a rate of 9% on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who take possession of the Products which are the subject of the sale for which the RSA is to be paid, (iii) a Revenue Sharing Allowance (RSA) paid at a rate of 5% on sales out for cattle, dairy and multi-species products to identified PARTICIPATING CUSTOMERS who are veterinarians or dealers and who DO NOT take possession of the Products which are the subject of the sale for which the RSA is to be paid. The RSA is calculated on a product by product basis and based on the product price contained in the SUGGESTED PRICE LIST. The RSA is contingent on MWI fulfilling all conditions outlined in paragraph 4 of this Agreement.  The payments made pursuant to this paragraph 5 (a) are not payable for sales to anyone other than PARTICIPATING CUSTOMERS. The RSA is net of any difference between MWI’s purchase price and the SUGGESTED PRICE LIST price. Pfizer shall pay MWI a 4% RSA on MWI’s sales out to 2nd tier distributors (which are listed on Schedule G) of (i) cattle, dairy and multi-species products (which are listed on Schedule A) and (ii) the non-biological products listed on Schedule C. MWI shall not receive any payment RSA payment on sales of biological products listed on Schedule C. MWI shall not be entitled to any payment of any RSA under this paragraph 5 for sales of SWINE PRODUCTS to any SELECT SWINE PRODUCER or SELECT SWINE VETERINARIAN.

(b)  the rebates provided for on Schedule D, provided, however, that sales to other distributors do not count towards the calculation of sales to determine appropriate rebate level. In the event that one Agreement holder acquires or combines with another Agreement holder, the purchase objectives will be adjusted accordingly for the purpose of determining incentives earned. Any sales out by MWI during calendar year 2006 reported after that will count towards 2007 incentives, in addition, MWI can earn the CMP provided for in Schedule H.

(c)  Pfizer shall have the right to audit shipping records of MWI to confirm delivery to products to veterinarians, dealers or producers in order to assure proper logistics fee payments under paragraph 1 and proper RSA payments under paragraph 5 (a) above. Any material misrepresentations by MWI related to paragraphs 1, 5 (a) (ii) or (iii) above and the party actually taking possession of the products shall void any payments due under paragraphs 1 and 5 (b) above. In addition, MWI recognizes that the AVA program is designed as an effective go to market approach to selling for the benefit of veterinarians who add value in the transaction and for producers. Blatant abuse of the intended structure of AVA (including, but not limited to, falsification of EDI data or establishing false business entities or inserting other business entities that add no commercial value to end users purely to obtain additional RSA payments) will subject MWI to potential forfeiture of all or a portion of the year end rebate provided for in Schedule D at the sole discretion of PFIZER.

(d)  The parties agree that MWI will provide to Pfizer on request and within 48 hours proof of delivery on any suspicious (as determined by Pfizer) EDI transaction. MWI agrees that Pfizer shall be entitled to audit, either directly or through external auditors hired by Pfizer and upon reasonable notice by Pfizer, MWI’s books and records for the purpose of determining the accuracy of EDI data for Pfizer Product sales only communicated to Pfizer through Covansys.

(e)  The parties agree that Pfizer will no longer automatically credit MWI for returns of Products not sold in the calendar year in which they are returned. Prior to issuing any appropriate credit Pfizer shall be entitled to conduct a detailed manual review of sales data.

(f)  The parties agree that Pfizer shall not be obligated to issue credits for any returns that exceed the current average of select distributors as calculated by Pfizer unless such returns are the subject of a recall or made at the request of Pfizer.

6.             Sales of Pfizer products to any party other than a SELECT SWINE PRODUCER, SELECT SWINE VETERINARIAN or a PARTICIPATING CUSTOMER for whom a SUGGESTED PRICE LIST has been incorporated into this Agreement are not covered by this Agreement. Any transaction involving cattle, dairy or multi-species products with any customer including a PARTICIPATING CUSTOMER for which MWI has not been selected by that PARTICIPATING CUSTOMER as the distributor are not covered by this Agreement

7.             MWI shall not be provided with any rebate, discount or other compensation for products handled under this Agreement, including any rebate, discount or compensation which would otherwise be due under Pfizer’s spring, fall or other similar program. All sales by Pfizer to MWI shall be at the then current Pfizer list price but subject to appropriate credits in accordance with paragraph 2 (c). Pfizer shall have the right to raise or change the price of any or all Products to MWI on 15 days notice. Pfizer shall be free to limit sales of any or all Products to MWI in advance of any price increase.

8.             The RSA payable hereunder on sales from the SUGGESTED PRICE LIST, to PARTICIPATING CUSTOMERS and the logistics fee shall be net of returns and constitute full and complete compensation for MWI providing the EDI data and upholding the reputation of Pfizer in carrying out the service of PARTICIPATING CUSTOMERS.

9.             Pfizer may terminate this Agreement at any time on fifteen (15) days notice in the event MWI takes any action that harms the good will of Pfizer. All returns shall be approved by Pfizer and subject to Pfizer’s Returned Goods Policy. MWI may not offset payment to Pfizer of invoice amounts as credit for the fee payable hereunder. Pfizer shall make monthly payment of appropriate fees to MWI.

10.           MWI and Pfizer agree that, under the specific circumstances delineated herein, Pfizer, at Pfizer’s sole discretion, may recoup the sums outstanding to it from MWI against those sums which may become due from Pfizer to MWI, in that the obligations arise from mutual transactions.

A.           The specific circumstances which will enable Pfizer to initiate recoupment are:

i.             MWI becomes insolvent which shall be defined as:

(a)         the sum of MWI’s debts is greater than all of MWI’s property (“Balance Sheet Test”); or

(b)        MWI is generally not paying its debts as they come due; or

(c)         MWI has failed to act in good faith for a period in excess of six months to resolve any outstanding invoice or purchase order issues or reconciliations.

ii.            MWI commences a liquidation of its operations by means of a sale of its assets in their entirety or piecemeal.

iii.           MWI ceases its business operations whether or not such cessation is voluntary or involuntary.

iv.           MWI files a proceeding pursuant to the U.S. Bankruptcy Code or any state court proceeding, including an Assignment for the Benefit of Creditors.

11.           Nothing in this Agreement shall be deemed to preclude MWI from negotiating a service fee or any other consideration from any customer including PARTICIPATING CUSTOMERS for the services (including those services specified hereunder or any other services provided by MWI to any customer) provided by MWI.

12.           MWI shall distribute Pfizer products only under the labeling provided by Pfizer; prescribe, recommend, suggest, and advertise each product for use only under the conditions stated in the labeling provided by Pfizer; and observe all federal, state, and local laws governing the distribution of animal drugs.

13.           Nothing in this Agreement shall be deemed to limit Pfizer’s ability to sell any product at any time to any customer including PARTICIPATING CUSTOMERS or any other party. Transactions consummated directly between Pfizer and any such customer or other party shall not qualify for the fee payable under paragraph 5 above.

14.           MWI and Pfizer acknowledge that in the performance of their duties hereunder each may obtain access to “Confidential Information” (as defined below) of the other. MWI and Pfizer agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to Pfizer’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

15.           This Agreement shall be effective as of the date first written above and shall continue in force until December 31, 2006. This Agreement may be terminated by either party upon thirty (30) days prior written notice. Such termination may be without cause. This Agreement may be terminated immediately by either party upon written notice in the event of a material breach by the other.

16.           This Agreement shall governed by the laws of the State of New York applicable to contracts made and performed therein. This Agreement is not assignable without the express written consent of Pfizer, and may be modified or amended only in writing signed by the party to be bound.

17.           This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWI Veterinary Supply Co.		Pfizer Inc.

By	/s/ Mary Pat Thompson	By	/s/ Robert DiMarzo
	Mary Pat Thompson		Robert DiMarzo
President, U.S. Operations
Title	VP and CFO		Pfizer Animal Health

Date	3-23-2006	Date	3-30-2006